Exhibit 99.1

Zynga Closes Acquisition of Mobile Game Developer StarLark; Expands Game Portfolio with Hit Franchise, Golf Rival

●	Brings a Talented Development Team and New Hit Franchise to Zynga
●	Expands Zynga’s International Footprint with a Studio in China
●	Adds New Projects in Early Development
●	Zynga to Update Full Year 2021 Guidance when Reporting Q3 2021 Financial Results on November 8, 2021

SAN FRANCISCO – Oct. 7, 2021 – Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, today announced it has closed the acquisition of StarLark, developer of the fast-growing and second largest mobile golf game in the world, Golf Rival, from Betta Games for a total purchase price of approximately $525 million in cash and stock.

StarLark brings to Zynga the talented development team behind the hit mobile game, Golf Rival, where players of all skill levels compete in real-time player-versus-player matches, including multiplayer tournaments on spectacular courses with customizable equipment. The acquisition also expands Zynga’s international presence by establishing a new China-based studio with access to the region’s creative talent pool. StarLark will continue to be led by its Founder and General Manager, Henry You, and its current management team. StarLark has additional projects in development.

“We could not be more pleased to welcome StarLark’s extraordinarily accomplished team to Zynga,” said Frank Gibeau, Chief Executive Officer of Zynga. “StarLark and Zynga share a common vision – to bring people together through games.  With Golf Rival, we are expanding Zynga’s portfolio with a new hit franchise and are establishing a developer presence in China, a country with unparalleled technical and creative talent. As a combined team, we are well positioned to grow faster together.”

“StarLark shares a common passion with Zynga for uniting mobile gamers from anywhere in the world. By partnering with Zynga, we will have access to the company’s extensive global resources and expertise, while continuing to develop new and exciting content for players,” said Henry You, StarLark Founder and General Manager. “We are thrilled to embark on the next chapter of our journey with Zynga, a global leader in mobile gaming.”

The close of this acquisition is effective as of October 5, 2021. Zynga expects to update its full year 2021 guidance when reporting its Q3 2021 financial results on Monday, November 8.

Editor’s note:

Key art and broadcast assets are available for use at the following link:

https://www.dropbox.com/sh/89wkhslxyahx40b/AACLP9FV4kja4SDozzWJCXLya?dl=0

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. With a massive global reach in more than 175 countries and regions, Zynga has a diverse portfolio of popular game franchises that have been downloaded more than four billion times on mobile, including CSR RacingTM, Empires & PuzzlesTM, Hair ChallengeTM, Harry Potter: Puzzles & SpellsTM, High Heels!TM, Merge Dragons!TM, Merge Magic!™, Queen BeeTM, Toon Blast™, Toy Blast™, Words With FriendsTM and Zynga PokerTM.  With Chartboost, a leading mobile advertising and monetization platform, Zynga is an industry-leading next-generation platform with the ability to optimize programmatic advertising and yields at scale. Founded in 2007, Zynga is headquartered in California with locations in North America, Europe and Asia. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements relating to, among other things: our ability to achieve the intended benefits of our acquisition of Beijing StarLark Technology Co., Ltd. (“StarLark)” and the Golf Rival mobile game franchise, including the growth of the Golf Rival franchise, the development of future games, and attracting and retaining key development and other personnel. Forward-looking statements often include words such as “projected,” “planned,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions, and our actual results could differ materially from those predicted or implied. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions and additional factors that could cause actual results to differ are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Media Relations:

Sarah Ross

Saross@zynga.com